Exhibit 99.1

NRG Energy, Inc. Announces Proposed Offering of $500 Million Convertible Senior Notes

PRINCETON, N.J.—May 21, 2018—NRG Energy, Inc. (NYSE:NRG) intends to commence an offering of $500 million in aggregate principal amount of its convertible senior notes due 2048 (the “Notes”). NRG also expects to grant the initial purchasers a 30-day option to purchase up to an additional $75 million in aggregate principal amount of the Notes.  The Notes will be senior unsecured obligations of NRG and will be guaranteed by certain of its subsidiaries.

The Notes will be convertible, under certain circumstances, into cash, shares of NRG’s common stock or a combination thereof at NRG’s election, based on a conversion rate to be determined.  NRG will have the option to redeem the Notes, in whole or in part, at any time, on or after June 1, 2025, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest.  Unless NRG has previously called all outstanding Notes for redemption, holders of the Notes may require NRG to repurchase their Notes on each of September 1, 2025, June 1, 2033 and June 1, 2040, at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest.

NRG intends to use cash on hand and the proceeds from the offering, including any proceeds from the exercise of the 30-day option, to repay a portion of its outstanding indebtedness and to pay fees and expenses related to the offering and incurred in connection with its repayment of indebtedness.  As a result, the Notes offering is expected to be leverage neutral.

In connection with the offering of the Notes, NRG intends to use cash on hand to repurchase shares of its common stock in an aggregate amount to complete NRG’s previously announced $500 million share repurchase program.  The transactions are expected to be effected (i) by repurchases from purchasers of the Notes in privately negotiated transactions (the “Private Repurchases”) concurrently with the closing of the Notes offering and (ii) through accelerated share repurchase transactions (the “ASRs”) and possibly open market repurchases.  NRG intends to enter into the ASRs with one or more financial institutions, which may include one or more of the initial purchasers or an affiliate thereof (the “ASR Counterparties”), concurrently with the pricing of the Notes. The ASRs will be conditioned upon the closing of the Notes offering.

In connection with the ASRs, NRG has been advised that the ASR Counterparties and/or their affiliates expect to purchase shares of NRG’s common stock in secondary market transactions, and may execute other transactions in NRG’s common stock, or in derivative transactions relating to NRG’s common stock, beginning on the first trading day immediately following the pricing of the Notes and during the term of the ASRs (the “ASR Term”).

These activities, including the ASRs and the Private Repurchases, may increase, or prevent a decrease, in the market price of NRG’s common stock or the Notes, which could affect the ability of holders to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of Notes, it could affect the amount and value of the consideration that holders will receive upon conversion of the Notes.

NRG expects the purchase price per share of the common stock repurchased from certain purchasers of Notes in privately negotiated transactions concurrently with the closing of the offering of the Notes to equal the closing price per share of NRG’s common stock on the New York Stock Exchange on the date of the pricing of the offering of the Notes. The purchase price per share of the common stock repurchased through the ASRs will generally be equal to the average volume-weighted average price of NRG’s common stock during the ASR Term, less a possible discount. The exact number of shares repurchased pursuant to the ASRs will be determined based on such purchase price.

The Notes and related guarantees are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offer and sale of the Notes, the related guarantees and any shares of common stock potentially issuable upon conversion of the Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction, and those securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes.

About NRG

At NRG, we’re redefining power by putting customers at the center of everything we do. We create value by generating electricity and serving nearly 3 million residential and commercial customers through our portfolio of retail electricity brands. A Fortune 500 company, NRG delivers customer-focused solutions for managing electricity, while enhancing energy choice and working towards a sustainable energy future.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally and whether NRG will consummate the offering, the anticipated terms of the Notes and the anticipated use of proceeds.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission.

Contacts:

Media:	Investors:
Marijke Shugrue	Kevin L. Cole, CFA
609.524.5262	609.524.4526

Lindsey Puchyr
609.524.4527